Exhibit 5.7

blake

Box 25, Commerce Court West
Deliveries: 28th Floor
Telephone: 416.863.2400
Facsimile: 416.863.2653
www.blakes.com

Reference: 52070/28

July 12, 2006

Host Hotels & Resorts, L.P.

6903 Rockledge Drive

Suite 1500

Bethesda, Maryland 20817 USA

Re:	Host Hotels & Resorts, L.P.
Amendment No. 1 to Registration Statement on Form S-4 dated July 12, 2006, as amended to date (the “Registration Statement”) Relating to the Exchange of $800,000,000 Aggregate Principal Amount 6 3/4% Series P Senior Notes due 2016 for $800,000,000 Aggregate Principal Amount 6 3/4% Series Q Senior Notes due 2016 (the “Securities”)

In connection with the exchange of $800,000,000 aggregate principal amount 6 3/4% Series P Senior Notes due 2016 for $800,000,000 aggregate principal amount 6 3/4% Series Q Senior Notes due 2016 by Host Hotels & Resorts, L.P., a Delaware limited partnership (the “Company”) and the guaranty of the Securities (the “Indenture Subsidiary Guaranty”) by the Calgary Charlotte Partnership (the “Partnership”), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2006, as amended on July 12, 2006 (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below.

You have advised that the Securities and the Guaranty will be issued pursuant to a Nineteenth Supplemental Indenture, dated April 4, 2006, among the Company, certain specified guarantors and The Bank of New York, as trustee (the “Nineteenth Supplement”), which supplements the Amended and Restated Indenture, dated as of August 5, 1998, originally among HMH Properties, Inc. (now, the Company), the guarantors named therein and HSBC Bank USA (f/k/a Marine Midland Bank), as trustee (the “Indenture”).

In our capacity as Alberta counsel to the Partnership, in connection with such registration, we are familiar with the proceedings taken by the Partnership in connection with the authorization and execution of the Indenture pursuant to which the Securities will be issued and have reviewed signed copies of the Indenture and the Nineteenth Supplement.

Montréal        •        Ottawa        •        Toronto         •        Calgary        •        Vancouver         •        London        •        Beijing

We have examined originals or copies certified or otherwise identified to our satisfaction of all corporate records of HMC Charlotte (Calgary) Company (“HMC Charlotte”) and HMC Grace (Calgary) Company (“HMC Grace”) contained in their respective minute books including a resolution of the sole director of each of HMC Charlotte and HMC Grace authorizing, among other things, the execution and delivery of an Indenture Subsidiary Guarantee on behalf of the Partnership.

We have made the following assumptions:

1.	With respect to all documents examined by us, we have assumed the genuineness of all signatures, the legal capacity of individuals signing any documents, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied, photocopied or electronically transmitted copies.

2.	We have, with your permission, relied upon a secretary’s certificate of this date with respect to the accuracy of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

3.	We have assumed that each of the Indenture and the Indenture Subsidiary Guarantee has been physically delivered by the Partnership to the other parties thereto, or their respective agents, and has been properly delivered under all relevant laws other than those of the Province of Alberta and has not been delivered subject to any condition or escrow that has not been satisfied.

4.	We have assumed that the Indenture Subsidiary Guarantee has been executed by Larry K. Harvey on behalf of each of HMC Charlotte and HMC Grace.

The opinions expressed below are limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein in effect as of the date hereof. We express no opinion herein as to the laws, or any matters governed by the laws, of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Partnership has taken all necessary partnership action to authorize the execution, delivery and performance by HMC Charlotte and HMC Grace on behalf of the Partnership of the Indenture and that the Partnership has duly executed the Indenture.

2.	The Partnership has taken all necessary partnership actions to authorize the Guaranty.

This opinion is being provided solely for the benefit of the addressee hereof and we consent to your filing this opinion as an exhibit to the Registration Statement filed by Host Hotels & Resorts, L.P. and certain other co-registrants named therein with the Commission. It may not be relied upon by any other person for any other purpose without our prior written consent.

Yours truly,

/s/ Blake, Cassels & Graydon LLP